AMENDMENT NO. 2
TO
BURLINGTON RESOURCES INC.
RETIREMENT INCOME PLAN FOR DIRECTORS

The Burlington Resources Inc. Retirement Income Plan for Directors is hereby amended, effective as of January 1, 2005, as follows:

1. Section 5.02 is amended to read as follows:

“Subject to Section 5.03, the Board of Directors may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions. Subject to Section 5.03, the Committee may amend the Plan provided that it may not suspend or terminate the Plan or substantially increase the administrative cost of the Plan or the obligations of the Company. No amendment, suspension or termination may impair the right of a participant or his designated beneficiary to receive the benefit accrued prior to the effective date of such amendment, suspension or termination.”

2. Article V is amended by adding the following new Section 5.03:

“5.03 It is intended that the benefits under this Plan qualify under the grandfather provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder so that such benefits are not subject to said Section 409A. No amendment shall be made to this Plan that would cause the loss of such grandfather protection.”